UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: November 14, 2011

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA		70433
(Address of Principal Executive Offices)		(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into Material Definitive Agreement

On November 17, 2011, Hornbeck Offshore Services, Inc. (the “Company”) announced that its wholly-owned subsidiary, Hornbeck Offshore Services, LLC, entered into a definitive agreement on November 14, 2011 with VT Halter Marine, Inc. for the construction of eight DP-2 VT Halter Marine Super 320 design offshore supply vessels. Subject to certain price adjustments, the Contract Price for the eight vessels is $353,500,946.00. The contractual delivery date of the first vessel is October 17, 2013, with subsequent deliveries occurring in one and two month intervals thereafter until the final vessel delivery contracted to occur on September 27, 2014. The vessels will be constructed at VT Halter Marine, Inc.’s Pascagoula, Mississippi shipyard facility. The Agreement also provides options to Hornbeck to order additional vessels. Additional information is included in the Company’s Press Release dated November 17, 2011, which is attached hereto as Exhibit 99.1.

Item 8.01 – Other Events

On November 14, 2011, the Company’s subsidiary, Hornbeck Offshore Services, LLC, entered into eight definitive agreements with Eastern Shipbuilding Group, Inc., four of which provide for the construction of a DP-2 offshore supply vessel based on the STX Marine SV 300 vessel design and four of which provide for the construction of a DP-2 offshore supply vessel based on the STX Marine SV 310 design, for an aggregate of eight vessels. The aggregate value of the eight contracts is $352,140,705.00. The Company also obtained options to construct additional vessels, based on the STX Marine SV 310 design. Delivery of the first vessel is contracted to occur on June 12, 2013 and additional vessels will be delivered in intervals until the final vessel delivery, which is contracted to occur on October 8, 2014. The vessels will be constructed at Eastern Shipbuilding Group, Inc.’s Panama City, Florida facility. Additional information is included in the Company’s press release dated November 17, 2011 and attached hereto as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated November 17, 2011 announcing shipyard contracts for Newbuild Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: November 17, 2011	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 17, 2011